Exhibit 10.32

RSU Grant Agreement

McDermott International, Inc. 2009 Long-Term Incentive Plan

On             , 2010 (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (the “Company”) selected you to receive a grant of Restricted Stock Units (“RSUs”) under the Company’s 2009 Long-Term Incentive Plan (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “Company” as used in this Agreement with reference to employment shall include subsidiaries of the Company. Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Restricted Stock Units

RSU Award. You have been awarded the number of RSUs shown on the attached Notice of Grant. Each RSU represents a right to receive a share of Company common stock on the Vesting Date (as set forth in the “Vesting Requirements” paragraph below) provided the vesting requirements set forth in this agreement have been satisfied.

Vesting Requirements. Subject to the “Forfeiture of RSUs” paragraph below, RSUs do not provide you with any rights or interest therein until they become vested under one or more of the following circumstances (each such date a Vesting Date):

•	in one-third (1/3) increments on the first, second and third anniversaries of the Date of Grant provided you are still employed on the applicable anniversary;

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25% of the then remaining outstanding RSUs if your employment is involuntarily terminated by reason of a reduction in force on or after the first anniversary and prior to the second anniversary of the Date of Grant;

•

50% of the then remaining outstanding RSUs if your employment is involuntarily terminated by reason of a reduction in force on or after the second anniversary and prior to the third anniversary of the Date of Grant; and

•	100% of the remaining outstanding RSUs if you terminate employment prior to the third anniversary of the Date of Grant due to death or disability, or upon the occurrence of a “Change in Control.”

For purposes of this Agreement, a reduction in force shall mean a termination of employment due to elimination of a previously required position or previously required services, or due to the consolidation of departments, abandonment of plants or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Compensation Committee, in accordance with standards uniformly applied with respect to all similarly situated employees, designates as a reduction in force.

The Committee may, in its sole discretion, provide for additional vesting.

Forfeiture of RSUs. RSUs which are not and do not become vested upon your termination of employment shall, coincident therewith, terminate and be of no force or effect.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all RSUs and all rights or benefits awarded to you under this grant of RSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

Payment of RSUs. RSUs shall be paid in shares of Company common stock, which shares shall be distributed as soon as administratively practicable, but in no event later than 30 days, after the applicable Vesting Date.

Taxes

You will realize income in connection with this grant of RSUs in accordance with the tax laws of the jurisdiction that is applicable to you.

By acceptance of this letter, you agree that any amount which the Company is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this grant will be satisfied by withholding whole units or shares having an aggregate fair market value as equal in value but not exceeding the amount of such required tax withholding, unless the Compensation Committee determines to satisfy the statutory minimum withholding obligation by another method permitted by the Plan.

Regardless of the withholding method, you will promptly pay to the Company the amount of income tax which the Company is required to withhold in connection with the income realized by you in connection with this grant and that you hereby authorize the Company to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you.

Transferability

RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant. Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Kathy Peres and Renee Hack immediately by e-mail, fax or telephone if you intend to reject this grant. Absent such notice of rejection, the Company will prepare and file the required Form 4 on your behalf within the required two business day deadline.

Those of you covered by these requirements will have already been advised of your status. Others may become Section 16 insiders at some future date, in which case reporting will be required at that time.

Other Information

Neither the action of the Company in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

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